Press Release #201605	FOR IMMEDIATE RELEASE	March 10, 2016

Enertopia Closes Binding LOI for Acquisition of Supplements Business

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to announced it has closed a binding Letter Of Intent to acquire 100% of an established profitable private nutritional vitamin/supplement company.

The established profitable private nutritional vitamin/supplement company has been in business for over 5 years showing good positive cash flows. All products are manufactured by a GMP, NSF, FDA approved manufacturer in the United States.

Enertopia has agreed subject to further due diligence, review of financials and financing to a total amount of $350,000 for the acquisition, with $300,000 due on the signing of the Definitive Purchase Agreement. The Definitive Purchase Agreement is expected to be completed before the end of April.

One of Enertopia’s initiatives is the task to grow its business in the Health and Wellness sector. Over the past several months Enertopia has been very dedicated in meeting its objectives by reviewing businesses that will enable the Company to pursue these opportunities in health and wellness. In particular, Enertopia has been focused on nutritional vitamin and supplement businesses. The Company believes this $20 billion plus market in the United States alone offers significant opportunities currently and for the future.

As the increased aging demographic is living longer, they are looking for natural and holistic ways to help them stay youthful and healthy through their twilight years. Health is not just a goal, it is both a lifestyle choice and a thriving consumer market continuing to grow at a pace of 5% per year. This is well above the growth of the United States economy as more people every year move to natural and holistic ways to healing and better wellbeing.

Enertopia believes that the confluence of people being their own personal advocates, rising incomes, mobile technology and e-commerce platforms make the supplements business and it’s over 35,000 stores ripe for mergers and acquisitions that provide opportunities over the next decade.

“We are very excited about the unfolding of events in the coming weeks. We as a company thrive to be there for our clients and consumers and to be there to provide an option for them to turn to for a more fulfilling, healthier and happier lifestyle. We are dedicated to helping and empowering lives and making a difference,” stated CEO, Mr. Robert McAllister.

The Company also announces that the Needle in the Haystack challenge has ended with no submissions meeting the requirements to qualify under the contest rules.

About Enertopia

The Company’s mission is to empower people with a better way of living through healthy lifestyle choices in helping you live your life your way. Our core values of honesty, integrity, and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether they are encountering health issues based on age, diet or have suffered a traumatic physical, mental or an emotional event.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or v-love.co or call Robert McAllister: (250) 765-6412

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company’s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company’s public announcements and filings. There is no assurance that existing capital is sufficient for the Company’s needs or that it will need to attempt to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release